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                                                                    Exhibit 12.1

                      Health Management Associates, Inc.

     The following table sets forth our ratio of earnings to fixed charges for each of the fiscal years ended September 30, 1996, 1997, 1998, 1999 and 2000.


                                        Fiscal Year Ended September 30,
                                 --------------------------------------------
                                  2000      1999      1998     1997     1996
                                 ------    ------    ------   ------   ------
Consolidated ratio of earnings
to fixed charges .............     7.7      11.7      15.5     16.1     13.2


The ratio of earnings to fixed charges was computed by dividing the sum of earnings before income taxes and fixed charges by fixed charges. Fixed charges consist of interest expense, amortization of deferred financing costs, amortization of debt premium/discount, and a portion of operating lease rental expense which management believes to be representative of the interest factor. The completion of the ratio has not been audited for any of the periods indicated.